Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS FISCAL 2012 SECOND-QUARTER RESULTS

•	Net income increased to $9.1 million, or $0.31 per diluted share, compared with $7.1 million, or $0.23 per diluted share, last year

•	Excluding certain items, second-quarter net income was $11.2 million, or $0.38 per diluted share, compared with $12.1 million, or $0.39 per diluted share, last year

•	Gross profit per pound, excluding certain items, rose 6% to 14.2 cents compared with 13.4 cents for the same period last year

•	On a non-GAAP basis, the Company expects full-year net income for fiscal 2012 to exceed fiscal 2011 net income

AKRON, Ohio – April 4, 2012 – A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today earnings for the fiscal 2012 second quarter ended February 29, 2012. The Company reported net income for the second quarter of $9.1 million, or $0.31 per diluted share, compared with net income of $7.1 million, or $0.23 per diluted share, for the comparable period last year. The translation effect of foreign currencies negatively impacted net income for the quarter by $0.5 million.

The fiscal 2012 second quarter included certain after-tax charges of $2.1 million primarily related to restructuring expenses and acquisition-related costs. Last year’s second quarter included certain after-tax charges of $5.0 million primarily related to restructuring expenses, asset impairments, and acquisition-related costs. Excluding these charges, net income for the fiscal 2012 second quarter was $11.2 million, or $0.38 per diluted share, compared with net income of $12.1 million or $0.39 per diluted share, for the prior-year period.

Net sales for the fiscal 2012 second quarter were $495.9 million compared with $508.3 million for the same period last year. The decrease of $12.4 million in net sales was primarily a result of the $11.7 million negative impact of foreign currency translation. Volume was 458.7 million pounds in the second quarter of fiscal 2012, down 7.8% from 497.3 million pounds reported last year. The decrease in volume was partially offset by a 5.8% increase in the average selling price per pound.

The Company uses the following non-GAAP financial measures of net income excluding certain items, net income per diluted share excluding certain items and EBITDA excluding certain items. These financial measures are used by management to monitor and evaluate the ongoing performance of the Company and to allocate resources. The Company believes that the additional measures are useful to investors for financial analysis. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Please see the table in this release for reconciliation of non-GAAP measures to the nearest comparable GAAP results. Results in the following discussion are presented on a non-GAAP basis excluding certain items.

Gross profit for the quarter was $65.1 million, compared with $66.8 million last year. Foreign currency translation adversely impacted gross profit by $1.5 million. Overall gross profit per pound for the quarter was 14.2 cents, a 6% increase compared with gross profit per pound of 13.4 cents in the second quarter of fiscal 2011, reflecting improved pricing and product mix.

Selling, general and administrative (SG&A) expense for the fiscal 2012 second quarter decreased $0.4 million compared with the same period in the prior year. While foreign currency translation favorably impacted SG&A expense by $0.8 million, incentive compensation expense increased by $0.7 million compared with the second quarter of fiscal 2011.

Second quarter operating income was $16.4 million, a decrease of $1.3 million compared with last year. Foreign currency translation had a negative impact of $0.7 million on operating income.

Year-To-Date Results

Net sales for the six months ended February 29, 2012 increased $9.5 million to $1.013 billion compared with $1.004 billion in the prior year. Selling price per pound increased 10.4%, which was partially offset by an 8.6% decrease in volume. Foreign currency translation adversely impacted consolidated net sales by $10.0 million.

For the fiscal 2012 year-to-date results, the Company reported net income of $22.7 million, or $0.77 per diluted share, compared with net income of $16.4 million, or $0.52 per diluted share, for the same period last year. Excluding the effect of certain items including restructuring-related charges, asset impairments and acquisition-related costs, year-to-date net income was $26.5 million, or $0.90 per diluted share, compared with $22.7 million, or $0.73 per diluted share, a year ago.

“Traditionally, our second quarter tends to be less profitable than the first quarter due to the holiday season, but beyond that the first half of fiscal 2012 has been challenging given the economic environment in Europe,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “Despite these factors, our experienced global team has remained focused on successfully maintaining our market leadership position and controlling costs resulting in improved operating income despite volume declines.

Europe, Middle East and Africa (“EMEA”) – In the fiscal 2012 second quarter, EMEA net sales were $332.6 million, a decrease of 6.7% compared with the prior-year period. The decrease in net sales resulted from 8.8% lower volumes in the second quarter compared with the prior-year period due to the economic climate in Europe. This was partially offset by an increase of 2.3% in price per pound. Foreign currency translation negatively impacted net sales by $10.5 million.

EMEA gross profit was $40.1 million in the second quarter of fiscal 2012, a decrease of $7.4 million from the prior-year period. This decrease was primarily related to decreases in volume and a decrease of 7.3% in gross profit per pound. Foreign currency translation negatively impacted EMEA gross profit by $1.2 million.

EMEA operating income for the fiscal 2012 second quarter was $15.3 million, a decrease of $6.4 million compared with the fiscal 2011 second quarter. The decrease in operating income was primarily due to the decrease in gross profit offset by an improvement in selling, general and administrative expense cost control. Foreign currency translation negatively impacted operating income by $0.5 million.

The Americas – In the fiscal 2012 second quarter, net sales for the Americas were $129.6 million, a 9.4% increase compared with the prior-year period. The increase in net sales was a result of $4.1 million of incremental fiscal 2012 net sales from acquisitions completed during the prior year and a 15% increase in price per pound. Price per pound improvement was primarily attributable to higher prices in the specialty powders and masterbatch product families. Volume decreased by 7.3 million pounds in the second quarter of fiscal 2012 compared with the prior period, primarily related to lower volume in the masterbatch product family, which was partially offset by increased volume in the engineered plastics product family. Foreign currency translation negatively impacted net sales by $2.3 million.

Gross profit was $19.6 million for the quarter, an increase of $3.7 million from the comparable period last year. The increases in gross profit and gross profit per pound of 23.5% and 29.2%, respectively, were primarily in the specialty powders and engineered plastics product families. The Company was able to improve margins in light of rising raw material costs by improving product mix and implementing operational efficiencies. The fiscal 2011 acquisitions contributed $0.6 million of incremental fiscal 2012 gross profit. Foreign currency translation negatively impacted gross profit by $0.5 million.

Operating income for the quarter was $5.3 million compared with $3.3 million last year. Operating income increased primarily due to improved gross profit per pound, which was partially offset by an increase in selling, general and administrative expenses. Foreign currency translation negatively impacted operating income by $0.4 million.

Asia Pacific (“APAC”) – In the fiscal 2012 second quarter, APAC net sales were $33.7 million, an increase of $0.4 million compared with the same prior-year period. Foreign currency translation favorably impacted net sales by $1.1 million. The favorable increase of 14.2% in selling price per pound was partially offset by an 11.3% decrease in volume.

Gross profit for APAC for the three months ended February 29, 2012 was $5.4 million, an increase of $2.1 million compared with last year. The increase in gross profit and gross profit per pound were primarily due to reduced costs – resulting from previous restructuring initiatives that have improved the cost structure – and a focus on products with higher technical requirements.

APAC operating income for the quarter was $2.5 million compared with $0.4 million last year. The increase in profitability was principally due to the increase in gross profit and a slight decrease in selling, general and administrative expenses.

Liquidity, Cash Flow From Operations and Working Capital

Working capital was 71 days at the end of the fiscal 2012 second quarter, flat with 71 days at the end of the fiscal 2012 first quarter.

At the end of the fiscal 2012 second quarter, the Company’s net debt, defined as total debt minus cash and cash equivalents, was $143.6 million compared with $40.4 million at the end of the fiscal year 2011. The change in net debt of $103.2 million during the first six months of fiscal 2012 was primarily the result of using $62.8 million of net cash consideration to acquire Elian SAS, $10.0 million in dividend payments, net share repurchases of $21.2 million and $19.2 million in capital expenditures, offset by cash flow provided by operations of $12.7 million. Upon completion of the acquisition of Elian, the Company’s leverage at February 29, 2012 is 1.14, and net available funds from credit lines and notes is $201.5 million.

Fiscal 2012 Business Outlook

“We are pleased with our first-half results, which were accomplished under challenging conditions. With our demonstrated ability to shift to higher-value products and control costs, we expect full-year net income for fiscal 2012 to exceed the levels we posted during fiscal 2011,” Gingo said.

“Our experienced management team continues to execute our long-term strategic plan. Our strong operating profit per pound is the result of our successful restructuring initiatives we have implemented in recent years, as well as the dedication of our associates.”

Gingo continued, “Our leverage and availability under our credit facility remain strong, and we expect these metrics to improve as we progress through the year, allowing for a continued focus on our acquisition strategy. In addition, our strong balance sheet allows us to create further value for our shareholders through potential share appreciation and a prudent return of cash. Based on these strengths and our confidence in the future cash generation ability of the business, our Board decided to increase our dividend by 11.8% to $0.19 per share on a quarterly basis or $0.76 per share annually, as announced on March 29, 2012. This increase represents an annual yield of approximately 2.8% and coupled with our aggressive acquisition strategy, demonstrates our excitement about the future of A. Schulman.”

Conference Call on the Web

A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2012 second-quarter earnings can be accessed at 10:00 a.m. Eastern Time on April 5, 2012, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.

About A. Schulman, Inc.

A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. The Company’s customers span a wide range of markets such as packaging, consumer products, industrial and automotive, among others. The Company employs about 3,100 people and has 36 manufacturing facilities globally. A. Schulman reported net sales of $2.2 billion for the fiscal year ended August 31, 2011. Additional information about A. Schulman can be found at www.aschulman.com.

Use of Non-GAAP Financial Measures

This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include: net income excluding certain items, net income per diluted share excluding certain items and EBITDA excluding certain items. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are income before taxes, net income and net income per diluted share. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Note on Forward-Looking Statements

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•

worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

•

volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market; and

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2011. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

SHLM_ALL

Contact information:

Jennifer K. Beeman

Director of Corporate Communications & Investor Relations

A. Schulman, Inc.

3550 W. Market St.

Akron, Ohio 44333

Tel: 330-668-7346

email: Jennifer_Beeman@us.aschulman.com

A. SCHULMAN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
	Unaudited (In thousands, except per share data)
Net sales	$495,911	$508,343	$1,013,200	$1,003,726
Cost of sales	431,362	441,731	879,155	868,113
Selling, general and administrative expenses	49,416	49,430	96,831	102,335
Restructuring expense	1,597	3,385	4,841	3,936
Asset impairment	—	1,800	—	1,800
Curtailment (gain) loss	(209)	—	(209)	—

Operating income	13,745	11,997	32,582	27,542
Interest expense	2,453	1,642	4,579	2,927
Interest income	(125)	(191)	(357)	(391)
Foreign currency transaction (gains) losses	17	667	516	1,338
Other (income) expense, net	(883)	(433)	(1,053)	(437)

Income before taxes	12,283	10,312	28,897	24,105
Provision (benefit) for U.S. and foreign income taxes	2,993	3,033	5,644	7,450

Net income	9,290	7,279	23,253	16,655
Noncontrolling interests	(217)	(138)	(598)	(271)

Net income attributable to A. Schulman, Inc.	$9,073	$7,141	$22,655	$16,384

Weighted-average number of shares outstanding:
Basic	29,374	31,091	29,396	31,212
Diluted	29,651	31,181	29,588	31,245
Earnings per share of common stock attributable to A. Schulman, Inc.:
Basic	$0.31	$0.23	$0.77	$0.52
Diluted	$0.31	$0.23	$0.77	$0.52
Cash dividends per common share	$0.170	$0.155	$0.340	$0.310

A. SCHULMAN, INC.

CONSOLIDATED BALANCE SHEETS

	February 29, 2012	August 31, 2011
	Unaudited (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$95,760	$155,753
Accounts receivable, less allowance for doubtful accounts of $9,384 at February 29, 2012 and $9,475 at August 31, 2011	319,913	347,036
Inventories, average cost or market, whichever is lower	290,293	264,747
Prepaid expenses and other current assets	32,237	34,376

Total current assets	738,203	801,912

Property, plant and equipment, at cost:
Land and improvements	29,845	30,826
Buildings and leasehold improvements	162,136	165,267
Machinery and equipment	380,329	382,828
Furniture and fixtures	40,527	41,860
Construction in progress	18,579	12,967

Gross property, plant and equipment	631,416	633,748
Accumulated depreciation and investment grants of $688 at February 29, 2012 and $815 at August 31, 2011	394,734	399,448

Net property, plant and equipment	236,682	234,300

Other assets:
Deferred charges and other noncurrent assets	37,217	35,947
Goodwill	131,933	91,753
Intangible assets	98,968	76,075

Total other assets	268,118	203,775

Total assets	$1,243,003	$1,239,987

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$254,707	$254,405
U.S. and foreign income taxes payable	5,553	11,072
Accrued payrolls, taxes and related benefits	36,940	44,560
Other accrued liabilities	48,634	50,608
Short-term debt	9,212	11,550

Total current liabilities	355,046	372,195
Long-term debt	230,155	184,598
Pension plans	80,402	84,673
Other long-term liabilities	23,604	24,161
Deferred income taxes	27,348	20,055

Total liabilities	716,555	685,682

Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $1 par value, authorized—75,000 shares, issued—47,928 shares at February 29, 2012 and 47,816 shares at August 31, 2011	47,928	47,816
Other capital	256,858	254,184
Accumulated other comprehensive income (loss)	27,861	50,007
Retained earnings	553,957	541,256
Treasury stock, at cost, 18,411 shares at February 29, 2012 and 17,207 shares at August 31, 2011	(365,935)	(344,759)

Total A. Schulman, Inc.’s stockholders’ equity	520,669	548,504

Noncontrolling interests	5,779	5,801

Total equity	526,448	554,305

Total liabilities and equity	$1,243,003	$1,239,987

A. SCHULMAN, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended
	February 29, 2012	February 28, 2011
	Unaudited (In thousands)
Operating:
Net income	$23,253	$16,655
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	18,809	19,703
Deferred tax provision	(4,655)	(1,923)
Pension, postretirement benefits and other deferred compensation	2,984	3,597
Net (gains) losses on asset sales	—	262
Asset impairment	—	1,800
Curtailment (gains) losses	(209)	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	17,398	(34,077)
Inventories	(35,107)	(39,331)
Accounts payable	5,301	25,958
Income taxes	(3,716)	3,130
Accrued payrolls and other accrued liabilities	(10,294)	(7,963)
Other assets and long-term liabilities	(1,050)	(4,333)

Net cash provided from (used in) operating activities	12,714	(16,522)

Investing:
Expenditures for property, plant and equipment	(19,170)	(11,060)
Proceeds from the sale of assets	1,072	1,139
Business acquisitions, net of cash acquired	(62,762)	(15,071)

Net cash provided from (used in) investing activities	(80,860)	(24,992)

Financing:
Cash dividends paid	(9,954)	(9,733)
Increase (decrease) in notes payable	(2,464)	(3,178)
Borrowings on revolving credit facilities	142,980	181,000
Repayments on revolving credit facilities	(92,783)	(141,500)
Repayments on long-term debt	(44)	(26)
Payment of debt issuance costs	—	(2,220)
Cash distributions to noncontrolling interests	(580)	(700)
Common stock issued (redeemed), net	345	(780)
Issuances (purchases) of treasury stock, net	(21,176)	(13,500)

Net cash provided from (used in) financing activities	16,324	9,363

Effect of exchange rate changes on cash	(8,171)	5,747

Net increase (decrease) in cash and cash equivalents	(59,993)	(26,404)

Cash and cash equivalents at beginning of period	155,753	122,754

Cash and cash equivalents at end of period	$95,760	$96,350

A. SCHULMAN, INC.

Reconciliation of GAAP and Non-GAAP Financial Measures

Unaudited

Three months ended February 29, 2012	As Reported	Asset Write-downs	Costs Related to Acquisitions	Restructuring Related	Inventory Step-up	Tax Benefits (Charges)	Before Certain Items
	(In thousands, except per share data)
Net sales	$495,911	$—	$—	$—	$—	$—	$495,911
Cost of sales	431,362	—	—	—	(597)	—	430,765
Selling, general and administrative expenses	49,416	—	(656)	—	—	—	48,760
Restructuring expense	1,597	—	—	(1,597)	—	—	—
Curtailment (gain) loss	(209)	—	—	209	—	—	—

Operating income	13,745	—	656	1,388	597	—	16,386
Interest expense, net	2,328	—	—	—	—	—	2,328
Foreign currency transaction (gains) losses	17	—	—	—	—	—	17
Other (income) expense, net	(883)	—	—	—	—	—	(883)

Income before taxes	12,283	—	656	1,388	597	—	14,924
Provision (benefit) for U.S. and foreign income taxes	2,993	—	41	320	199	(40)	3,513

Net income	9,290	—	615	1,068	398	40	11,411
Noncontrolling interests	(217)	—	—	—	—	—	(217)

Net income (loss) attributable to A. Schulman, Inc.	$9,073	$—	$615	$1,068	$398	$40	$11,194

Diluted EPS	$0.31						$0.38

Weighted-average number of shares outstanding-diluted	29,651						29,651

Three months ended February 28, 2011	As Reported	Asset Write- downs	Costs Related to Acquisitions	Restructuring Related	Inventory Step-up	Tax Benefits (Charges)	Before Certain Items
	(In thousands, except per share data)
Net sales	$508,343	—	$—	$—	$—	$—	$508,343
Cost of sales	441,731	—	—	—	(162)	—	441,569
Selling, general and administrative expenses	49,430	—	(314)	—	—	—	49,116
Restructuring expense	3,385	—	—	(3,385)	—	—	—
Asset impairment	1,800	(1,800)	—	—	—	—	—

Operating income	11,997	1,800	314	3,385	162	—	17,658
Interest expense, net	1,451	—	—	—	—	—	1,451
Foreign currency transaction (gains) losses	667	—	—	—	—	—	667
Other (income) expense, net	(433)	—	—	—	—	—	(433)

Income before taxes	10,312	1,800	314	3,385	162	—	15,973
Provision (benefit) for U.S. and foreign income taxes	3,033	—	—	613	58	—	3,704

Net income	7,279	1,800	314	2,772	104	—	12,269
Noncontrolling interests	(138)	—	—	—	—	—	(138)

Net income (loss) attributable to A. Schulman, Inc.	$7,141	1,800	$314	$2,772	$104	$—	$12,131

Diluted EPS	$0.23						$0.39

Weighted-average number of shares outstanding-diluted	31,181						31,181

A. SCHULMAN, INC.

Reconciliation of GAAP and Non-GAAP Financial Measures

Unaudited

Six months ended February 29, 2012	As Reported	Asset Write-downs	Costs Related to Acquisitions	Restructuring Related	Inventory Step-up	Tax Benefits (Charges)	Before Certain Items
	(In thousands, except per share data)
Net sales	$1,013,200	$—	$—	$—	$—	$—	$1,013,200
Cost of sales	879,155	—	—	—	(597)	—	878,558
Selling, general and administrative expenses	96,831	—	(874)	—	—	—	95,957
Restructuring expense	4,841	—	—	(4,841)	—	—	—
Curtailment (gain) losses	(209)	—	—	209	—	—	—

Operating income	32,582	—	874	4,632	597	—	38,685
Interest expense, net	4,222	—	—	—	—	—	4,222
Foreign currency transaction (gains) losses	516	—	—	—	—	—	516
Other (income) expense, net	(1,053)	—	—	—	—	—	(1,053)

Income before taxes	28,897	—	874	4,632	597	—	35,000
Provision (benefit) for U.S. and foreign income taxes	5,644	—	69	1,284	199	707	7,903

Net income	23,253	—	805	3,348	398	(707)	27,097
Noncontrolling interests	(598)	—	—	—	—	—	(598)

Net income (loss) attributable to A. Schulman, Inc.	$22,655	$—	$805	$3,348	$398	$(707)	$26,499

Diluted EPS	$0.77						$0.90

Weighted-average number of shares outstanding-diluted	29,588						29,588

Six months ended February 28, 2011	As Reported	Asset Write- downs	Costs Related to Acquisitions	Restructuring Related	Inventory Step-up	Tax Benefits (Charges)	Before Certain Items
	(In thousands, except per share data)
Net sales	$1,003,726	—	$—	$—	$—	$—	$1,003,726
Cost of sales	868,113	—	—	—	(283)	—	867,830
Selling, general and administrative expenses	102,335	—	(1,195)	—	—	—	101,140
Restructuring expense	3,936	—	—	(3,936)	—	—	—
Asset impairment	1,800	(1,800)					—

Operating income	27,542	1,800	1,195	3,936	283	—	34,756
Interest expense, net	2,536	—	—	—	—	—	2,536
Foreign currency transaction (gains) losses	1,338	—	—	—	—	—	1,338
Other (income) expense, net	(437)	—	—	—	—	—	(437)

Income before taxes	24,105	1,800	1,195	3,936	283	—	31,319
Provision (benefit) for U.S. and foreign income taxes	7,450	—	—	729	99	65	8,343

Net income	16,655	1,800	1,195	3,207	184	(65)	22,976
Noncontrolling interests	(271)	—	—	—	—	—	(271)

Net income (loss) attributable to A. Schulman, Inc.	$16,384	1,800	$1,195	$3,207	$184	$(65)	$22,705

Diluted EPS	$0.52						$0.73

Weighted-average number of shares outstanding-diluted	31,245						31,245

A. SCHULMAN, INC.

SUPPLEMENTAL SEGMENT INFORMATION

	Three months ended		Six months ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
	Unaudited (In thousands, except for %)
Pounds sold to unaffiliated customers
EMEA	286,795	314,359	573,092	630,840
Americas	143,209	150,550	283,710	304,130
APAC	28,712	32,353	58,196	66,250

Total pounds sold to unaffiliated customers	458,716	497,262	914,998	1,001,220

Net sales to unaffiliated customers
EMEA	$332,561	$356,533	$685,452	$703,215
Americas	129,646	118,550	257,626	233,671
APAC	33,704	33,260	70,122	66,840

Total net sales to unaffiliated customers	$495,911	$508,343	$1,013,200	$1,003,726

Segment gross profit
EMEA	$40,076	$47,487	$84,314	$95,572
Americas	19,644	15,911	39,523	32,386
APAC	5,426	3,376	10,805	7,938

Total segment gross profit	65,146	66,774	134,642	135,896
Inventory step-up	(597)	(162)	(597)	(283)

Total gross profit	$64,549	$66,612	$134,045	$135,613

Segment operating income
EMEA	$15,305	$21,722	$34,540	$41,124
Americas	5,343	3,340	11,454	7,199
APAC	2,530	384	5,063	2,192

Total segment operating income	23,178	25,446	51,057	50,515
Corporate and other	(6,792)	(7,788)	(12,372)	(15,759)
Costs related to acquisitions	(656)	(314)	(874)	(1,195)
Restructuring related	(1,597)	(3,385)	(4,841)	(3,936)
Asset write-downs	—	(1,800)	—	(1,800)
Curtailment gain (loss)	209	—	209	—
Inventory step-up	(597)	(162)	(597)	(283)

Operating income	13,745	11,997	32,582	27,542
Interest expense, net	(2,328)	(1,451)	(4,222)	(2,536)
Foreign currency transaction gains (losses)	(17)	(667)	(516)	(1,338)
Other income (expense), net	883	433	1,053	437

Income before taxes	$12,283	$10,312	$28,897	$24,105

Capacity utilization
EMEA	74%	73%	78%	77%
Americas	67%	62%	65%	63%
APAC	76%	90%	81%	89%
Worldwide	71%	70%	72%	72%

A. SCHULMAN, INC.

Reconciliation of GAAP and Non-GAAP Financial Measures

EBITDA Excluding Certain Items Reconciliation

Unaudited

(In thousands)

	Three months ended		Six months ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
Income before taxes	$12,283	$10,312	$28,897	$24,105
Adjustments (pretax):
Depreciation and amortization	9,745	10,049	18,809	19,703
Interest expense, net	2,328	1,451	4,222	2,536
Costs related to acquisitions	656	314	874	1,195
Restructuring related	1,597	3,385	4,841	3,936
Asset write-downs	—	1,800	—	1,800
Curtailment (gain) loss	(209)	—	(209)	—
Inventory step-up	597	162	597	283

EBITDA excluding certain items	$26,997	$27,473	$58,031	$53,558